Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049

DOMTAR TO RESTART PAPER MACHINE AT ASHDOWN, ARKANSAS, MILL TO MEET CUSTOMER DEMAND

Fort Mill, SC – July 15, 2021 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced it will restart a paper machine at its Ashdown, Arkansas, mill to add the capacity necessary for the company to meet increasing customer demand.

After a period of time to ramp up production, the machine is expected to resume full operation in January 2022, allowing Domtar to add 185,000 tons of uncoated freesheet capacity to its manufacturing network. The strategic initiative will help the company maintain its leadership position in the North American uncoated freesheet paper market and deliver the service and quality its customers expect. The company estimates the restart will cost approximately $10 million.

A portion of the increased paper capacity may be utilized to increase thermal coated paper capacity at Domtar’s West Carrolton, Ohio, facility to meet improving demand for its thermal point of sale paper.

“As the economy begins to recover from the pandemic, the demand for paper is also recovering,” Rob Melton, senior vice president, pulp and paper commercial, said. “Our customers’ business is steadily growing, and we want to support that growth by leveraging the flexibility of our asset base.”

The changes at the Ashdown Mill will result in a capacity reduction of 185,000 tonnes (or ADMT) of baled SBSK pulp per year. The paper machine restart will not impact the Ashdown Mill’s fluff pulp production capacity or its potential to produce containerboard and other packaging products in the future. The company is continuing to develop a potential kraft linerboard project for the facility.

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About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 6,400 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $3.7 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Melton, are forward-looking statements. Actual results may differ materially from those suggested by these statements for a number of reasons, including the Covid-19 pandemic and the resulting decrease in paper sales and the challenges we face in maintaining manufacturing operations, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, the failure to achieve our cost containment goals, costs of conversion in excess of our expectations, demand for linerboard, and the other reasons identified under “Risk Factors” in our Form 10-K for 2020 as filed with the SEC and as updated by subsequently-filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise

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